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Exhibit 10 (A)(A)

                       EMPLOYMENT AND CONSULTING AGREEMENT


     THIS AGREEMENT, made as of the 19th day of July 1995, by and between UNITEL VIDEO, INC., a Delaware corporation, (hereinafter called "Company"), and JOHN HOFFMAN, an individual (hereinafter called "Hoffman").

                               W I T N E S S E T H

     Hoffman has been employed by the Company as an executive for many years without a formal employment agreement. At the request of Hoffman, the Board of Directors of the Company, with Hoffman abstaining, has authorized the Company to enter into a formal employment and consulting agreement on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Hoffman agree as follows:

     1. EMPLOYMENT. The Company hereby engages the services of Hoffman and Hoffman hereby accepts said engagement by the Company for the period and upon the terms and conditions contained in this Agreement.

     2.   OFFICE AND DUTIES.

          (a) During his employment hereunder Hoffman shall serve the Company in the position of consultant with respect to the daily business affairs of the Company.

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          (b)  The parties agree that there will be no fixed time commitment of
Hoffman once he has become a consultant; he shall make himself available to the officers and Board of Directors of the Company for consultation at such times as may be mutually agreed upon by Hoffman and the Company.

     3.   TERM.  This Agreement shall be for a term of three (3) years and one
(1) month commencing as of May 3, 1995 and ending on June 4, 1998 (the "Term"). Hoffman's employment hereunder shall be for the period from May 3, 1995 through November 3, 1995 (the "Employment Period"), with compensation as specified in paragraph 4. On November 3, 1995 Hoffman shall resign his employment with the Company and during the balance of the Term Hoffman shall serve as an outside consultant to the Company, with compensation as specified in paragraph 7

     4. COMPENSATION. During the Employment Period, Hoffman shall receive, for all of the services rendered by Hoffman to the Company, a salary at the rate of One Hundred Seventy-Eight Thousand Nine Hundred and Seventy-Five Dollars ($178,975.00) per annum, payable in accordance with the Company's usual payroll practices, and subject to such withholdings as may be required by law.

     5.   AUTOMOBILE; BENEFITS DURING EMPLOYMENT PERIOD.

     (a) The Company shall make all payments on the lease currently in effect on Hoffman's automobile and shall pay all related expenses which the Company had paid prior to the commencement of the Term, in each case through the end of the lease term in July, 1996.

     (b) Throughout the Employment Period, Hoffman shall be entitled to participate in and receive the benefits of any health, medical, dental, life, accident and



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401(k) insurance plans or programs made generally available to executive employees of the Company (but excluding the Company's disability plans and programs); provided that Hoffman shall pay the portion of the cost of such benefits paid by full-time employees of the Company. Hoffman shall not be entitled to any sick leave or vacation benefits.

     6.   [RESERVED]

     7.   CONSULTING.

     (a) On November 3, 1995 Hoffman shall resign his employment with the Company and on November 4, 1995 Hoffman shall become an outside consultant to the Company for the balance of the Term (such period being the "Consultancy Period").

     (b) The parties agree that there will be no fixed time commitment of Hoffman once he has become a consultant; he shall make himself available to the officers and Board of Directors of the Company for consultation at such times as may be mutually agreed upon by Hoffman and the Company.

     (c) During the Consultancy Period, Hoffman shall be paid a consulting fee at the annual rate of $44,743.75, payable on a bi-weekly basis.

     8.   BENEFITS DURING CONSULTANCY PERIOD.

          During the Consultancy Period, Hoffman shall be entitled to participate in and receive the benefits of any health, medical, dental, life and accident insurance plans or programs made generally available to executive employees of the Company; provided that Hoffman shall pay the portion of the cost of such benefits paid by full-time employees of the Company. Hoffman shall not be entitled to any disability insurance, pension (including 401(k)), sick leave or vacation benefits during the Consultancy Period.


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     9.   TERMINATION FOR CAUSE.  The Company may terminate this Agreement at any time during the Term if Hoffman breaches any material obligation under this Agreement, or is convicted of any fraud, embezzlement or dishonest action against the Company, in which event the Company shall have no further obligation or liability for any compensation, consulting fees or other payments otherwise due or to become due to Hoffman hereunder; provided, however, that the Company shall not terminate this Agreement, and shall continue to make the payments provided hereunder, in the event that Hoffman becomes disabled for any reason.

     10.  NONCOMPETITION, TRADE SECRETS, ETC.

          (a) During the Term Hoffman shall not engage in (as principal, partner, director, officer, agent, employee, consultant or otherwise), or be financially interested in, any business operating within the United States which has as a principal business activity any of the principal business activities conducted by the Company. However, nothing contained in this paragraph 10 shall prevent Hoffman from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are traded on a national securities exchange.

     (b) During the Term and at all times thereafter, Hoffman shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any proprietary and confidential information of the Company made known to Hoffman or learned or acquired by Hoffman while in the employ of the Company, including without limitation, any proprietary data (financial or otherwise) on or relating to past, present or prospective customers or clients of the Company.


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     (c)  Hoffman acknowledges that the restrictions contained in the foregoing subparagraphs (a) and (b), in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Hoffman therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     (d) If the period of time or the area specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such areas and for such time as is adjudged to be reasonable.

     11.  GENERAL RELEASE.

     (a) Hoffman waives and hereby releases and discharges Employer from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Hoffman ever had or now has against Employer by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Agreement.

     (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Employer from any and all claims, whether known or unknown, which


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Hoffman ever had or now has against Employer arising out of his employment with
Employer , including, but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any claim under the Age Discrimination in Employment Act, as amended; (iii) any other claim of discrimination in employment (whether based on federal, state or local law, statutory or decisional); (iv) any claim arising out of the terms and conditions of his employment with Employer; and (v) any claim for attorneys' fees, costs, disbursements and/or the like.

     12.  MISCELLANEOUS.

     (a) INDULGENCES, ETC. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.


     (b) CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman. The courts of the State of New York


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shall have exclusive jurisdiction over all matters of this Agreement.  The venue of such action shall be in New York County.

     (c) NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

               (i)  If to Hoffman:
                    Mr. John Hoffman
                    30 West 60th Street
                    Apt. 4P
                    New York, New York  10023



               (ii) If to Company:

                    Unitel Video, Inc.
                    515 West 57th Street
                    New York, New York  10019
                    Attention:  President

     Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

     (d) BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Hoffman, his heirs and legal representatives.


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     (e)  PROVISIONS SEPARABLE.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     (f) ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.


     (g) PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     13.  KNOWING AND VOLUNTARY AGREEMENT.   Upon execution of this Agreement,
Hoffman acknowledges that he has been afforded the time (at least 21 days) and opportunity necessary to consider this agreement and seek independent advice and counsel and that he understands his rights and obligations and that, with such knowledge, he has entered into and executed this Agreement freely and voluntarily.

     14.  REVOCATION.    Hoffman may, on or before the seventh (7th) day
following his execution of this Agreement, revoke this Agreement, by notifying the Company in writing of his desire to revoke the Agreement, whereupon the Agreement shall be rendered null and void.


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     15.  EFFECTIVENESS. Although this Agreement is dated as of the date set forth above, it shall govern the relationship between the parties for the entire Term.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
                                   UNITEL VIDEO, INC.
                                   By: /s/ Barry Knepper
                                      -----------------------
                                   Name: Barry Knepper
                                   Title: Senior VP - Finance &
                                   Administration

                                       /s/ John Hoffman
                                      -----------------------
                                        John Hoffman


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